Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NanoViricides, Inc. on Form S-3 to be filed on or about February 28, 2017 of our report September 16, 2016, on our audits of the financial statements as of June 30, 2016 and 2015 and for each of the years in the three-year period then ended, which report was included in the Annual Report on Form 10-K filed September 16, 2016. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey

February 28, 2017